UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 20, 2014

EveryWare Global, Inc.
(Exact name of Registrant as specified in its charter)

Delaware	001-35437	45-3414553
(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)

519 North Pierce Avenue, Lancaster, Ohio 43130
(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (740) 681-2500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On February 20, 2014, the Compensation Committee (the “Committee”) of the Board of Directors of EveryWare Global, Inc. (the “Company”) approved the EveryWare Short-Term Incentive Plan (the “STIP”). The purpose of the STIP is to motivate and reward senior management for driving key business strategies that meet or exceed the Company’s annual financial goals. Payments of bonuses under the STIP are based on the achievement of pre-determined performance goals for the applicable calendar year (the “plan year”). In order to receive a bonus under the plan, participants in the STIP must be (1) actively employed by the Company on the date that bonuses are plaid for the applicable each plan year, with certain exceptions for normal retirement, a qualified leave of absence, disability or death, (2) hired on or before September 30 of the plan year and (3) in good standing and not on any disciplinary or active Company performance improvement plan. Payouts under the STIP will be prorated for participants who are hired or promoted to eligible positions or who experience a change in their incentive target percentage during the plan year.
Each participant will have an Individual Target Award, which is expressed as a percentage of his or her base salary, based upon his or her position and scope of responsibilities within the Company. The Committee may, in its discretion, establish a range of performance goals that correspond to, and will entitle participants to receive, various levels of awards based on percentage multiples of the Individual Target Award. Each performance goal range shall include a level of performance designated as the “100% Award Level” at which the Individual Target Award will be earned.
Awards under the STIP are based 80% on Company-wide performance goals (EBITDA (20%), free cash flow (20%), net sales growth (20%) and earnings per share (20%)), and 20% of awards under the STIP are based on individual performance goals. The performance goals for each of the performance measures will be adopted no later than 90 days following the beginning of a plan year, while the outcome of the performance goals is substantially uncertain. EBITDA means, for each plan year, the Company’s EBITDA as reported in the Company’s public filings. The Committee shall reasonably adjust Adjusted EBITDA to exclude the impact of dispositions and acquisitions during the plan year. Free cash flow means, for each plan year, the Company’s cash generated from operations less capital expenditures. The Committee shall reasonably adjust actual free cash flow to exclude the impact of dispositions and acquisitions during the plan year. Net sales growth is based on the change from prior year audited net sales. Any impact related to acquisitions and dispositions will be excluded from the calculation of net sales growth. For 2014, the net sales growth factor will be adjusted to account for the sales impact of the decision to defer rebuilding a furnace at one of the Company’s manufacturing facilities. Earnings per shares is based on the Company’s 2014 earnings per share. Each of the four Company-wide financial measures have payout levels at minimum, target and maximum levels, which result in award payouts of 50%, 100% and 150%, respectively. Achievement of the target established for each performance goal will be paid out at 100%, while achievement of a maximum level of performance will be paid out at 150% of target and achievement of minimum threshold performance will be paid out at 50% of target. No bonus will be earned if the Company’s actual performance with respect to a performance measure falls below minimum. The percentage award will be determined by linear interpolation between the minimum threshold and target and the target and maximum, as applicable. Attainment of the individual performance goals will be discretionary and will be identified by leadership and applicable supervisors based on performance performance, goals and objectives.
After the completion of each plan year, after the Company completes its fiscal year financial audit, the final results of the plan performance measurements will be submitted to the Committee for validation and approval, and each participant’s award will be calculated against his or her Individual Target Award. Awards will be payable as soon as practicable after the fiscal year financial audit, but no later than March 15 following the plan year.
A participant whose employment with the Company terminates before the payment date is not eligible for an award unless otherwise approved in writing by the Committee, upon a recommendation of the Chief Executive Officer. Awards under the STIP are discretionary and may be increased, reduced or cancelled, at the sole discretion of the Committee.
A copy of the STIP is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)    Exhibits

Exhibit No.	Description
10.1	The EveryWare Short-Term Incentive Plan

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EVERYWARE GLOBAL, INC.

Date:	February 26, 2014	By:	/s/ Bernard Peters
		Name:	Bernard Peters
		Title:	Executive Vice President and Chief Financial Officer